Exhibit 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Lisa Boyette Media Relations 949.349.7411/.3652 tel

949.349.2000 tel 949.349.5014 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

News Release

FLUOR REPORTS 13 PERCENT INCREASE IN FIRST QUARTER 2003 EARNINGS

FROM CONTINUING OPERATIONS

ALISO VIEJO, Calif. – April 29, 2003 – Fluor Corporation (NYSE:FLR) today announced that earnings from continuing operations for its first quarter, ended March 31, 2003, increased 13 percent to $40.9 million, or 51 cents per share. This compares with $36.2 million, or 45 cents per share, in the first quarter of 2002. Revenues from continuing operations were $2.1 billion compared with $2.5 billion a year ago.

     “Fluor’s first quarter results were in line with expectations and were driven by solid operating performance,” said Alan Boeckmann, Fluor’s chairman and chief executive officer. “All five business segments contributed meaningfully to quarterly earnings, with four of the five contributing to the year-over-year improvement.”

     Earnings from the company’s power segment, said Boeckmann, posted significant growth over the first quarter last year. While strong earnings performance in Power is expected to continue through the second quarter due to the timing of project completions, declining power project activity is anticipated for the second half of the year. Boeckmann said that the company expects this decline will be offset by performance in other business segments.

     “Overall,” Boeckmann continued, “the balance across our business segments in the quarter was good, and we continue to focus on maintaining margin levels in backlog that will support profitable growth.”

     Boeckmann said that the company’s geographic and industry diversity provides both broad-based growth potential, as well as underlying stability, particularly during uncertain economic times. “We see growing evidence of pent-up demand for major projects across a variety of the industries that we serve. These include opportunities in the diesel clean-fuels market, along with transportation, and select projects in mining and general manufacturing,” he added. “These prospects have the potential for increased bookings in the latter half of the year. At the same time, near-term economic uncertainty, both in the U.S. and globally, continues to make precise timing for these projects difficult to predict. Longer-term, we remain convinced that growth in demand in our major markets will drive a substantial upswing in capital spending.”

     Because of the backlog nature of Fluor’s business, coupled with its market diversity, Boeckmann said that this uncertainty has less impact on near-term earnings than on the outlook for new awards. “Given these factors,” he said, “we are making no change to our previous earnings guidance for the year, which remains at $2.13 to $2.35 per share.”

     New project awards in the first quarter were $2.6 billion, level with last year. Included in first quarter new awards is the previously announced Tengizchevroil (TCO) project, which is a major oil and gas development program in Kazakhstan. TCO is a strategically important project in further expanding future energy production in the Caspian region, where Fluor has a strong presence and base of experience. Backlog increased sequentially to $10.3 billion from $9.7 billion in the fourth quarter of 2002. Estimated gross margin in backlog at the end of the first quarter was $632 million, or 6.1 percent, up sequentially from $583 million, or 6.0 percent, at the end of 2002.

Operating Performance

     Consolidated operating profit grew 12 percent in the first quarter to $96.7 million, compared with $86.6 million in the first quarter last year. Fluor’s operating margin in the quarter improved to 4.7 percent from 3.5 percent in the first quarter last year.

     Corporate G&A expense for the quarter was $36.7 million, compared with $33.5 million in the first quarter last year. Cash and securities of $530 million, while still quite healthy, were down as expected from the high levels experienced throughout 2002. The decline is due to lower client advances on power and oil and gas projects, combined with usage of cash to fund two strategic niche acquisitions completed by the company in the first quarter. Maintaining Fluor’s strong financial condition remains a top priority and continues to represent a valuable competitive advantage.

Business Segments

     Beginning in the first quarter of 2003, Fluor has taken steps to increase its focus on opportunities for downstream chemicals projects due to early indications of a coming rebound in that market sector. To facilitate effective focus and resource allocation to enable Fluor to more fully capitalize on this market, future project opportunities in downstream bulk and specialty chemicals will now be executed by and reported in Fluor’s Industrial & Infrastructure segment.

The newly renamed Oil & Gas segment, formerly Energy & Chemicals, will focus on oil and gas as well as larger petrochemical opportunities. Comparative business segment disclosure will be realigned to reflect this modest change in past periods.

     Fluor’s Oil & Gas segment reported operating profit for the first quarter of $26.8 million, down from $30.6 million a year ago. Revenues declined slightly to $744 million from $750 million in the first quarter of 2002. Quarterly operating margin declined from the first quarter a year ago, reflecting continued growth in the proportion of current projects that are in the execution stage of full engineering, procurement and construction.

     Operating profit in the quarter for Fluor’s Industrial & Infrastructure segment was $16.8 million, slightly better than $16.4 million in the first quarter last year. Revenues increased 12 percent to $587 million, compared with $524 million a year ago. Operating margin in the quarter declined primarily due to an increased proportion of construction management in the overall mix of work. Construction management typically generates lower margins, but also carries lower risk and provides an attractive return on the resources employed.

     Fluor’s Power segment reported strong earnings growth and margin improvement in the quarter, increasing its operating profit to $21.3 million, compared with $13 million in the first quarter of 2002. As expected, revenues were down substantially in the quarter to $148 million compared with $741 million a year ago, reflecting a sharp decrease in procurement and construction activity. The profit improvement is due to the combination of the absence of higher costs related to certain legacy power projects nearing completion a year ago, and a much higher concentration of projects in the current period that were nearing successful completion where profit recognition is strongest.

     Operating profit for Fluor’s Global Services segment increased 9 percent to $23.2 million, compared with $21.4 million in the first quarter last year, while revenues declined 5 percent to $265 million from $279 million a year ago. Improved operating performance contributed to the segment’s profit increase.

     Fluor’s Government segment posted a significant increase in its quarterly operating profit to $8.6 million compared with $5.2 million in the first quarter of 2002. Revenues increased 57 percent to $333 million from $213 million a year ago. Improved operating performance on several key projects accounted for the profit improvement.

     Boeckmann acknowledged that there has been much speculation about U.S. government contracts to rebuild Iraq. He said that the company has already been given two awards, one as a subcontractor to destroy weapons of mass destruction and another to support the Central Command operations of the U.S. Army Corps of Engineers. Fluor recently announced it has formed a joint venture with AMEC plc, Britain’s leading engineering and construction firm, to compete for contracts to rebuild Iraq’s petroleum operations.

Discontinued Operations and Change in Accounting Principle

     Results for discontinued operations in the quarter included an additional after-tax impairment provision of $13.5 million to recognize further deterioration in the fair value of the remaining equipment dealership, including deferred tax adjustments due to continued severely depressed conditions in the equipment rental industry. While remaining open to a sale of the existing business, the company has begun shutdown actions that will result in full liquidation of the business over the next six to nine months. Discontinued operations in total for the first quarter of 2003 were a loss of $13.6 million, or 17 cents per share, compared with earnings of $5 million, or 6 cents per share, in the first quarter a year ago.

     Also recorded in the first quarter of 2003 was an after-tax provision amounting to $10.4 million, or 13 cents per share, to recognize the cumulative effect of a change in accounting principle. As previously disclosed, pursuant to the requirements of Financial Accounting Standards Board Interpretation No. 46 that was issued in January 2003, the company is consolidating two entities that own certain engineering office facilities, which are leased to the company. The provision consists of the cumulative difference of rent expense previously recognized, compared with depreciation expense on the facilities and interest expense on the underlying financing, from inception of the leases through December 31, 2002. The impact on the company’s balance sheet was an increase in Property, Plant and Equipment of $108 million and an increase in long-term debt of $125 million.

     Including the impact from discontinued operations and the cumulative effect of the change in accounting principle, Fluor’s reported net earnings in the first quarter were $16.9 million, or 21 cents per share, compared with $41.2 million, or 51 cents per share in the first quarter of 2002.

First-Quarter Conference Call Information

     Fluor will host a conference call at 8 a.m. Pacific time on Wednesday, April 30, which will be webcast live on the Internet, and can be accessed by logging onto http://investor.fluor.com.

     Fluor Corporation (NYSE:FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is Fortune 500 company with revenues of $10 billion in fiscal year 2002. For more information, visit www.fluor.com.

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Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, customer cancellations of, or scope adjustments to, existing contracts, difficulties or delays incurred in the execution of contracts, decreased capital investment by the Company’s clients including our oil, gas, transportation, mining, general manufacturing, and government clients, the Company’s failure to receive anticipated new contract awards and changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business – Company Risk Factors” in the Company’s Form 10-K filed on March 31, 2003. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED MARCH 31,	2003	2002

Revenues	$2,077.0	$2,506.6
Costs and Expenses:
Cost of Revenues	1,980.3	2,420.0
Corporate G&A	36.7	33.5
Net Interest Income	(0.6)	(0.5)

Total Costs and Expenses	2,016.4	2,453.0

Earnings from Continuing Operations before Income Taxes	60.6	53.6
Income Tax Expense	19.7	17.4

Earnings from Continuing Operations	40.9	36.2
Earnings (Loss) from Discontinued Operations	(13.6)	5.0
Cumulative Effect of Change in Accounting Principle	(10.4)	—

Net Earnings	$16.9	$41.2

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$.52	$.46
Earnings (Loss) from Discontinued Operations	(.17)	.06
Cumulative Effect of Change in Accounting Principle	(.13)	—
Net Earnings	.22	.52
Weighted Average Shares	79.3	79.2
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$.51	$.45
Earnings (Loss) from Discontinued Operations	(.17)	.06
Cumulative Effect of Change in Accounting Principle	(.13)	—
Net Earnings	.21	.51
Weighted Average Shares	79.6	79.9
New Awards	$2,618.5	$2,570.5
New Awards Gross Margin (%)	6.7	6.7
Backlog	$10,303.0	$11,578.2
Backlog Gross Margin (%)	6.1	6.6
Work Performed	$2,037.8	$2,469.0

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	MARCH 31, 2003	DECEMBER 31, 2002

Cash and Cash Equivalents	$530.1	$753.4
Total Current Assets	1,826.9	1,941.5
Total Assets	3,139.7	3,142.2
Total Current Liabilities	1,604.4	1,756.2
Long-term Debt *	142.3	17.6
Shareholders’ Equity	$906.3	$883.9

Total Debt to Capitalization %	13.6%	2.0%
Shareholders’ Equity per Share	$11.16	$11.02

*	March 31, 2003 includes $124.7 million in debt from consolidation of variable interest entities as prescribed by FASB Interpretation No. 46.

OTHER ITEMS (Unaudited)
($ in millions)

THREE MONTHS ENDED MARCH 31	2003	2002

Depreciation **	$20.8	$19.1
Capital Expenditures **	16.8	23.2

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED MARCH 31	2003	2002

Revenues
Oil & Gas	$744.3	$749.8
Industrial & Infrastructure	587.2	523.7
Power	147.6	741.0
Global Services	264.8	279.4
Government	333.1	212.7

Total revenues	$2,077.0	$2,506.6

Operating Profit / Margin %	$	%	$	%

Oil & Gas	26.8	3.6	30.6	4.1
Industrial & Infrastructure	16.8	2.9	16.4	3.1
Power	21.3	14.4	13.0	1.8
Global Services	23.2	8.8	21.4	7.7
Government	8.6	2.6	5.2	2.4

Total operating profit / margin %	$96.7	4.7	$86.6	3.5

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED MARCH 31	2003		2002		% Chg

Oil & Gas	$1,424	54%	$433	17%	NM
Industrial & Infrastructure	603	23%	717	28%	-16%
Power	88	3%	791	30%	-89%
Global Services	359	14%	615	24%	-42%
Government	145	6%	15	1%	NM

TOTAL NEW AWARDS	$2,619	100%	$2,571	100%	2%

     NM = Not meaningful

BACKLOG TRENDS
($ in millions)

AS OF MARCH 31	2003		2002		% Chg

Oil & Gas	$2,943	28%	$3,369	29%	-13%
Industrial & Infrastructure	4,185	41%	3,366	29%	24%
Power	780	8%	2,337	20%	-67%
Global Services	1,695	16%	2,070	18%	-18%
Government	700	7%	436	4%	61%

Total Backlog	$10,303	100%	$11,578	100%	-11%

United States	$5,411	52%	$6,967	60%	-22%
The Americas	1,416	14%	2,549	22%	-44%
Europe, Africa and the Middle East	2,841	28%	1,550	13%	83%
Asia Pacific	635	6%	512	5%	24%

Total Backlog	$10,303	100%	$11,578	100%	-11%